Exhibit 99.2

NV Energy, Inc. First Quarter 2011 Earnings Call Supplemental Slides April 29, 2011

NVE Earnings Summary Closed on the California asset sale January 1, 2011 Energy Efficiency Rate order expected in late May 2011 Harry Allen Generating Station expected in service mid 2011 After-Tax EPS Variance Drivers Recent Developments EPS 2011 2010 Variance NVE (diluted) $0.01 $(0.01) $0.02 • Gross Margin $ 0.02 • AFUDC $ 0.01 • All Other $ 0.01 • Net O&M Expense $(0.01) • Depreciation $(0.01)

NVE-S Volume Trends and Customer Characteristics Source: YTD March 2011 Margin Analysis Report, NOAA www.weather.gov MWhs MWhs Q1-2011 Q1-2010 % Change Retail Sales MWH (in thousands) 4,140 4,086 1.3% Customer Count 834,647 826,441 1.0% Weather Indicators Heating Degree Days 1,046 1,051 -0.5% Cooling Degree Days 32 11 190.9%

NVE-N Volume Trends and Customer Characteristics Source: YTD March 2011 Margin Analysis Report, NOAA www.weather.gov; 2009 and 2010 figures exclude California MWhs MWhs Q1-2011 Q1-2010 % Change Retail Sales MWH (in thousands) 1,853 1,792 3.4% Customer Growth 323,596 321,944 0.5% Weather Indicators Heating Degree Days 2,315 2,139 8.2% Cooling Degree Days - - 0.0%

Update on Major Projects Harry Allen NV Energize ON-Line 500 MW (nominally rated) natural gas combined cycle electric generating plant located in Southern Nevada Expected to be in service mid-2011 Approximately $788 million approved project cost including AFUDC Approximately $556 million total cost including AFUDC; approximately $139 million is NVE's ownership portion Provides access to isolated renewable energy resources throughout Nevada Connects our Northern and Southern service areas Joint dispatch and ability to share resources Positions Nevada and NVE as renewable energy exporters in the future Approximately $300 million total project cost including AFUDC $139 million American Recovery & Reinvestment Act grant 1.45 million smart meters expected to be installed by 2012 (approximately 158,000 meters installed as of 3/31/2011) (CHART)

Nevada Economic Brief Southern Nevada Northern Nevada Nevada Unemployment Rate Source: Center for Business and Economic Research, LVCVA, DETR Washoe County economic activity seems to be mixed in early 2011 Employment rose by 1,100 jobs in February February 2011 gaming revenues decreased -8.6% compared to the previous year Nevada production accounts for 87% of the total US gold production and is the third largest producer in the world behind South Africa and Australia The Southern Nevada economy is showing some signs of recovery Employment rose by 3,500 jobs in February Taxable sales for February 2011 increased 6.0%, compared to the previous year Room occupancy increased 4.4%, YTD February compared to the same period 2010 Visitor volume increased YTD February by 4.8%, compared to the same period 2010 Clark County gaming revenue decreased -3.8%, YTD February compared to the same period 2010 Convention attendance increased 11.0%, YTD February compared to the same period 2010